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                                                                    EXHIBIT 99.1

                                                           For immediate release
                                                                        Contact:
                                            John Fuller, Chief Financial Officer
                                                                    760-929-8226

                     RUBIO'S FRESH MEXICAN GRILL (SM) NAMES
               FORMER PEPSICO EXECUTIVE TO ITS BOARD OF DIRECTORS

CARLSBAD, CA - July 29, 2004 - Rubio's(R) Restaurants, Inc., innovator in the affordable fast casual fresh Mexican grill segment, (NASDAQ: RUBO) today announced the addition of William R. Bensyl, to its Board of Directors. Mr. Bensyl is a former senior vice president of PepsiCo, Inc.

As Senior Vice President, Mr. Bensyl was responsible for all of PepsiCo's personnel functions including people planning and strategy, compensation and benefits, training and development, diversity, staffing and labor relations, with particular emphasis on building leadership teams. He joined PepsiCo's Frito-Lay division in 1975. And, he subsequently led human resources functions in all three of PepsiCo's sectors-Vice-President of Personnel at Frito-Lay, Senior Vice-President of Personnel at PepsiCo Foods International, Senior Vice-President of Human Resources at Taco Bell, and Senior Vice-President of Human Resources for Pepsi-Cola. He was promoted to his position at PepsiCo World Headquarters in 1995.

Upon making this announcement, Ralph Rubio, chairman and chief executive officer, said, "We are delighted that Bill has accepted our invitation to join Rubio's Board of Directors at such an exciting time in our Company's history. His proven track record provides Rubio's with additional business expertise to continue to achieve our strategic business plan."

Mr. Bensyl played a key role in shaping PepsiCo's personnel functions for the twenty-first century. He was responsible for guiding PepsiCo through major reorganizations as the corporation spun off YUM restaurants and launched an IPO of Pepsi-Cola's bottling assets while also assimilating the newly acquired businesses. PepsiCo has been listed as one of the best companies to work for by minority and female organizations as well as professional recruiting organizations.

Prior to joining PepsiCo, Mr. Bensyl held positions with the University of Illinois, Duval Corp. (a division of Pennzoil) and Union Carbide Corporation. Mr. Bensyl has served on various community boards and committees and is currently a Director of The Jacmar Companies.

Mr. Bensyl was unanimously elected to the Board of Directors at the Rubio's Board of Director's meeting held yesterday in Carlsbad, CA.

About Rubio's(R) Restaurants, Inc.

Rubio's Fresh Mexican Grill(SM) (NASDAQ:RUBO) is the leader in the affordable fast casual Mexican grill segment. Fresh, flavorful, bold, distinctive Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. Rubio's(R) success was built on the "World Famous Fish Taco" and has grown to include a variety of craveable, grilled foods featuring lobster, Mahi-Mahi, shrimp, all white meat chicken, and lean carne asada (steak), slow-roasted carnitas (pork), fresh-made guacamole, and our famous salsas. The Fresh & Affordable Menu(SM) includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, low-fat, HealthMex(R) products with less than 20% of calories from fat, low-carb salads along with beer and Agave wine margaritas in most locations. Each restaurant design is reminiscent of Baja, Mexico's relaxed, warm and inviting atmosphere. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises 150 restaurants in California, Arizona, Oregon, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com .